`Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter 2018 Financial Results

HAYWARD, Calif., July 26, 2018 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor and display capital equipment industries, today reported its financial results for the second quarter ended June 29, 2018.

“The second quarter came in largely as expected, with a moderate sequential decline in our semiconductor capital equipment business off of an excellent first quarter,” said Jim Scholhamer, CEO. “Based on recent announcements of spending push-outs from large semiconductor manufacturers, we expect some lower near-term capital equipment forecasts. On Tuesday, we announced that we had entered into an agreement for the acquisition of Quantum Global Technologies (“Quantum”). Upon completion of the acquisition, Quantum will diversify our revenue streams as Fab services grow with the installed base and are less reliant on capital investment timing. Looking ahead, we see a wide range of opportunities to solve our customers’ complex challenges across much larger, more diversified and growing end markets.”

GAAP Financial Results

Total revenue for the second quarter of 2018 was $290.2 million, a decrease of 7.8% compared to the first quarter of 2018 and an increase of 27.1% compared to the same period a year ago. Semiconductor revenue decreased 9.3% compared to the first quarter of 2018 and increased 29.4% compared to the same period a year ago. Total revenue from outside the U.S. decreased 6.2% sequentially and increased 43.1% compared to the same period a year ago. Gross margin for the second quarter of 2018 was 15.9% compared to 15.5% for the prior quarter and 19.0% for the same period a year ago. Net income for the second quarter was $19.0 million, or $0.49 and $0.48 per basic and diluted share compared to net income of $24.7 million, or $0.67 and $0.66 per basic and diluted share in the previous quarter, and net income of $20.2 million, or $0.60 and $0.59 per basic and diluted share for the same period a year ago.

Cash and cash equivalents were $141.1 million, a decrease of $21.2 million compared to the first quarter of 2018.

Non-GAAP Financial Results

Non-GAAP net income for the second quarter of 2018 was $21.5 million, or $0.55 per diluted share based on 39.3 million weighted shares outstanding. Non-GAAP net income and non-GAAP net income per diluted share exclude pre-tax charges of $1.1 million for intangible assets amortization and $1.4 million of costs related to executive transition. This compares to previous quarter non-GAAP net income of $25.7 million and non-GAAP net income per diluted share of $0.69 based on 37.5 million weighted shares outstanding, and non-GAAP net income of $21.3 million and non-GAAP net income per diluted share of $0.62 based on 34.1 million weighted shares outstanding for the second quarter of 2017.

The Company has provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables included in this press release.

Third Quarter 2018 Outlook

The Company expects revenue to be between $200.0 million to $220.0 million and GAAP diluted net income per share to be in the range of $0.26 to $0.36. The Company expects non-GAAP net income per diluted share to be in the range of $0.28 to $0.38. This outlook does not include guidance from the addition of Quantum Global Technologies. The transaction is expected to close in the third quarter of fiscal 2018, subject to customary closing conditions.

Conference Call

UCT will conduct a conference call today, Thursday, July 26, 2018, beginning at 3:30 p.m. PT.

The call-in number is (844) 826-3034 (domestic) and (412) 317-5179 (international). A replay of the conference will be available for seven days following the call at (877) 344-7529 (domestic) and (412) 317-0088 (international). The confirmation number for live broadcast and replay is 10122356 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor and display capital equipment industries. Ultra Clean offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping and component manufacturing. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Use of Non-GAAP Measures

Management uses non-GAAP net income and net income per diluted share to evaluate the Company's operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release. A reconciliation of our guidance for non-GAAP net income per diluted share for the third quarter of 2018 is not available due to fluctuations in the geographic mix of our earnings from quarter to quarter, which impacts our tax rate and cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and we are unable to determine the probable significance of the unavailable information.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “outlook”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates,", “see”, "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market, our third quarter 2018 outlook, our ability to consummate the acquisition of Quantum and related transactions, including the financing for the transaction, and the expected benefits of the acquisition of Quantum on our business. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors”, "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 29, 2017 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Sheri Savage

UCT Senior VP Finance, CFO

510-576-4705

Rhonda Bennetto

Investor Relations

250-307-9030

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
	2018	2017	2018	2017

Sales	$290,213	$228,261	$605,055	$432,855
Cost of goods sold	244,148	184,890	510,186	351,989
Gross profit	46,065	43,371	94,869	80,866

Operating expenses:
Research and development	2,915	2,774	5,944	5,680
Sales and marketing	3,630	3,351	7,435	6,402
General and administrative	16,856	12,841	31,918	24,606
Total operating expenses	23,401	18,966	45,297	36,688
Income from operations	22,664	24,405	49,572	44,178
Interest and other income (expense), net	(809)	(1,120)	(483)	(2,058)
Income before provision for income taxes	21,855	23,285	49,089	42,120
Income tax provision	2,895	3,106	5,388	7,600
Net income	$18,960	$20,179	$43,701	$34,520

Net income per share:
Basic	$0.49	$0.60	$1.16	$1.04
Diluted	$0.48	$0.59	$1.14	$1.01
Shares used in computing net income per share:
Basic	38,802	33,433	37,763	33,247
Diluted	39,297	34,064	38,418	34,017

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	June 29,	December 29,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$141,146	$68,306
Accounts receivable, net of allowance	98,608	90,213
Inventory	228,570	236,840
Other current assets	15,115	12,089
Total current assets	483,439	407,448

Equipment and leasehold improvements, net	38,769	32,246
Goodwill	85,248	85,248
Purchased intangibles, net	29,392	31,587
Deferred tax asset, net	5,067	4,951
Other non-current assets	1,830	1,932
Total assets	$643,745	$563,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$54,826	$12,381
Accounts payable	113,803	173,521
Other current liabilities	20,239	21,445
Total current liabilities	188,868	207,347

Bank borrowings, net of current portion	-	39,893
Deferred tax liability	9,868	9,981
Other long-term liabilities	5,682	5,886
Total liabilities	204,418	263,107

Stockholders’ equity:
Common stock	282,092	185,336
Retained earnings	156,823	113,122
Accumulated other comprehensive income	412	1,847
Total stockholders’ equity	439,327	300,305
Total liabilities and stockholders’ equity	$643,745	$563,412

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Six Months Ended
	June 29,	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$ 43,701	$ 34,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,188	5,124
Stock-based compensation	4,920	2,762
Change in the fair value of financial instruments	(228)	619
Others	201	—
Changes in assets and liabilities:
Accounts receivable	(8,758)	(26,717)
Inventories	7,766	(35,174)
Prepaid expenses and other	(3,558)	13
Deferred income taxes	(113)	(40)
Other non-current assets	(313)	(337)
Accounts payable	(59,490)	31,350
Accrued compensation and related benefits	(1,332)	3,010
Income taxes payable	(3,933)	3,993
Other liabilities	3,903	1,058
Net cash provided by (used for) operating activities	(12,046)	20,181
Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(9,666)	(5,770)
Net cash used for investing activities	(9,666)	(5,770)
Cash flows from financing activities:
Proceeds from bank borrowings	21,886	5,205
Proceeds from issuance of common stock	94,454	1,677
Principal payments on bank borrowings	(19,148)	(12,607)
Employees’ taxes paid upon vesting of restricted stock units	(2,618)	(1,810)
Net cash provided by (used for) financing activities	94,574	(7,535)
Effect of exchange rate changes on cash and cash equivalents	(22)	141
Net increase in cash and cash equivalents	$ 72,840	$ 7,017
Cash and cash equivalents at beginning of period	68,306	52,465
Cash and cash equivalents at end of period	$ 141,146	$ 59,482

ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILATION OF GAAP TO NON-GAAP ADJUSTED RESULTS
	Three Months Ended
	June 29,	June 30,	March 30,
	2018	2017	2018
Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income on a GAAP basis	$ 18,960	$ 20,179	$ 24,741
Amortization of intangible assets (1)	1,098	1,231	1,098
Restructuring charges (2)	-	-	874
Consulting fees (3)	-	-	150
Executive transition costs (4)	1,400	-	-
Income tax effect of non-GAAP adjustments (5)	(296)	(163)	(262)
Income tax effect of valuation allowance (6)	303	18	(873)
Non-GAAP net income	$ 21,465	$ 21,265	$ 25,728

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income from operations on a GAAP basis	$ 22,664	$ 24,405	$ 26,908
Amortization of intangible assets (1)	1,098	1,231	1,098
Restructuring charges (2)	-	-	874
Consulting fees (3)	-	-	150
Executive transition costs (4)	1,400	-	-
Non-GAAP income from operations	$ 25,162	$ 25,636	$ 29,030

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin on a GAAP basis	7.8%	10.7%	8.5%
Amortization of intangible assets (1)	0.4%	0.5%	0.4%
Restructuring charges (2)	-	-	0.3%
Consulting fees (3)	-	-	0.0%
Executive transition costs (4)	0.5%	-	-
Non-GAAP operating margin	8.7%	11.2%	9.2%

Reconciliation of GAAP Gross profit to Non-GAAP Gross profit (in thousands)
Reported gross profit on a GAAP basis	$ 46,065	$ 43,371	$ 48,804
Restructuring charges (2)	-	-	787
Consulting fees (3)	-	-	150
Non-GAAP gross profit	$ 46,065	$ 43,371	$ 49,741

Reconciliation of GAAP Gross margin to Non-GAAP Gross margin
Reported gross margin on a GAAP basis	15.9%	19.0%	15.5%
Restructuring charges (2)	-	-	0.2%
Consulting fees (3)	-	-	0.1%
Non-GAAP gross margin	15.9%	19.0%	15.8%

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Marchi and Miconex

2	Reserve for severance and other costs related to the closure of the Company's machining operations in China

3	One time consulting fees related to the expansion of the Company's operations in Singapore

4	Represents expense for termination benefits paid to former executives of the Company

5	Tax effect of items (1) through (4) above based on the non-gaap tax rate shown below

6	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

	Three Months Ended
	June 29,	June 30,	March 30,
	2018	2017	2018
Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income on a GAAP basis	$ 0.48	$ 0.59	$ 0.66
Amortization of intangible assets	0.03	0.04	0.03
Restructuring charges	-	-	0.02
Consulting fees	-	-	0.01
Executive transition costs	0.04
Income tax effect of non-GAAP adjustments	(0.01)	(0.01)	(0.01)
Income tax effect of valuation allowance	0.01	-	(0.02)
Non-GAAP net income	$ 0.55	$ 0.62	$ 0.69
Weighted average number of diluted shares (thousands)	39,297	34,064	37,491

ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE
	Three Months Ended
	June 29,	June 30,	March 30,
	2018	2017	2018
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$ 2,895	$ 3,106	$ 2,493
Income tax effect of non-GAAP adjustments (1)	296	163	262
Income tax effect of valuation allowance (2)	(303)	(18)	873
Non-GAAP provision for income taxes	$ 2,888	$ 3,251	$ 3,628

Income before income taxes on a GAAP basis	$ 21,855	$ 23,285	$ 27,234
Amortization of intangible assets	1,098	1,231	1,098
Restructuring charges	-	-	874
Consulting fees	-	-	150
Executive transition costs	1,400	-	-
Non-GAAP income before income taxes	$ 24,353	$ 24,516	$ 29,356

Effective income tax rate on a GAAP basis	13.2%	13.3%	9.2%
Non-GAAP effective income tax rate	11.9%	13.3%	12.4%

1	Tax effect of items (1) through (4) above based on the non-gaap tax rate
2	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.